CENTURY CAPITAL MANAGEMENT TRUST
                              Century Shares Trust


                          DISTRIBUTION AND SERVICE PLAN
                            (Pursuant to Rule 12b-1)

         Pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), this Distribution and Service Plan (the "Plan") has been adopted by Century Capital Management Trust (the "Trust"), on behalf of Century Shares Trust (the "Fund"), for the Investor Shares class (the "Class"), by a majority of the members of the Trust's Board of Trustees, including a majority of the Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "Qualified Trustees"), at a meeting called for the purpose of voting on this Plan.

1. Expenditures.

         (a) Payments by the Fund. The Fund is hereby authorized to pay up to 0.25% of the average daily net assets of the Class for distribution services and shareholder services (the "Distribution and Service Fee"). The Distribution and Service Fee may be used to pay for distribution services and shareholder services with respect to the Class. Such services may include, but are not required to include nor are limited to, the following: (i) engaging in marketing and promotional activities; (ii) preparing, printing and distributing sales literature; (iii) preparing, printing and distributing prospectuses and reports to prospective investors; (iv) making payments to brokers, investment advisers and others engaged in the sale of the Fund's Investor Shares; and (v) compensating intermediaries for the provision of personal services to shareholders and/or the maintenance of shareholder accounts.

         (b) Payments by the Adviser. Century Capital Management, LLC (the "Adviser") serves as the Fund's investment adviser. The Adviser is authorized by this Plan to use its own funds, including the investment advisory fees paid by the Fund, for any of the purposes described in Section 1(a).

2. Periodic Reporting. The Adviser shall be responsible for administering this Plan and shall provide to the Fund's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended under this Plan and the purposes for which such expenditures were made.

3. Continuance. This Plan shall continue in effect indefinitely, provided that such continuance is specifically approved at least annually by a vote of a majority of Trustees, and of the Qualified Trustees, cast in person at a meeting called for such purpose.

4. Termination. This Plan may be terminated at any time without penalty with respect to the Class by vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities of the Class.

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5. Amendment. This Plan may not be amended to materially increase the amount payable by the Fund with respect to the Class without the vote of a majority of the outstanding voting securities of the Class. All material amendments to this Plan must in any event be approved by vote of a majority of Trustees, and of the Qualified Trustees, cast in person at a meeting called for such purpose.

6. Selection of Non-Interested Trustees and Fund Governance. So long as this Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Fund will be committed to the discretion of the Trustees then in office who are not interested persons. In addition, by January 16, 2006, the Fund will satisfy the definition of fund governance standards as set forth in Rule 0-1(a)(7) under the Act.

7. Recordkeeping. The Trust will preserve copies of this Plan, any related agreement and all reports made pursuant to Paragraph 2 above for a period of not less than six (6) years from the date of this Plan, any such agreement or report, as the case may be, the first two (2) years in an easily accessible place.

8. Limitation of Liability. Any obligation of the Fund hereunder shall be binding only upon the assets of the Class and shall not be binding on any trustee, officer, employee, agent, or shareholder of the Fund. Neither the authorization of any action by the Trustees or shareholders of the Fund nor the adoption of the Plan on behalf of the Fund shall impose any liability upon any trustee or shareholder.

9. Definitions. The terms "interested person" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the Act and the rules and regulations promulgated thereunder.

10. Governing Law. This Plan shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts and the Act.

11. Severability; Separate Action. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Pan shall not be affected thereby.


Dated:   June 16, 2005